Exhibit 99.2

Conference Call Script
April 28, 2011

Dan

Thank you operator, and a welcome to our Conference call to review Bel’s first quarter 2011 results.

Before we start, I would like to hand over to Colin Dunn, our Vice President of Finance.

Colin

Thank you Dan.

Before we begin, I would like to read the following rather lengthy statements:

Except for historical information contained in this first quarter 2011 financial results call, the matters discussed in this call (including our solicitation of proxies to elect our two director nominees to the Board of Directors of Pulse Electronics Corporation) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market’s acceptance of the Company’s new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company’s SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  We undertake no obligation to update or revise any forward-looking statements.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities.  No tender offer for the shares of Pulse Electronics Corporation (“Pulse”) has commenced at this time.  In connection with the Company’s proposal to acquire Pulse, the Company may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”).  Any definitive tender offer documents will be mailed to shareholders of Pulse. INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.

Sales

For the first quarter of 2011 our sales were $71.4 million dollars, which was a first-quarter record, up 27% from the $56.1 million dollars that we reported in the first quarter of 2010.  Last year’s first quarter results included only 2 months of sales attributable to Cinch, which was acquired on January 29, 2010.  Cinch sales during the first quarter of 2011 amounted to $16.7 million dollars, while Cinch contributed $9.9 million dollars in sales for the period from its acquisition to the end of the first quarter of 2010.  On a comparable basis, including January 2010 Cinch activity, our Q1 2011 sales would have been up $15.3 million dollars or 26% over the same period last year.  In our Modules product group, sales for the first quarter of 2011 increased by 68%, while the Interconnect product group primarily through an increase in sales by Cinch, experienced a 38% increase.  Sales in the Magnetics group were flat, and Circuit Protection revenue declined by about 8%.

In comparison with the fourth quarter of 2010, sales in the Modules product group increased by just under 4%,  Interconnect sales were flat, and sales were down  6% in the circuit protection product group..   The Magnetics product group experienced a 38% decrease in sales during Q1 2011 as compared to Q4 2010, mainly in the Integrated Connector Modules product line.  Part of this decrease was seasonal, due to the Chinese New Year shutdown during Q1; however, due to various factors including high inventory levels at our customers, we are experiencing significantly lower demand for ICMs in comparison to prior periods.   Order backlog for Modules remains at historically high levels, but is down from December of 2010,  while orders for Interconnect and Circuit Protection increased slightly, and Magnetics backlog is flat with the prior year-end.

Cost of Sales and Net Results

On an unaudited GAAP basis, Bel ended the first quarter of 2011 with income from operations of $4.2 million dollars, and after-tax earnings of $3.2 million dollars.  Last year, we reported a loss from operations of $277 thousand dollars, and an after-tax loss of of $120 thousand dollars for the first quarter 2010.

As a percentage of sales, cost of sales decreased from 84.1% of sales in the three months ended March 31, 2010 to 80.8% of sales in the three months ended March 31, 2011.  Last year’s cost of sales included inventory-related purchase accounting adjustments resulting from the Cinch acquisition.  Excluding the effect of these adjustments, cost of sales as a percentage of sales decreased from 82.8% in Q1 2010 to 80.8% in 2011.  The higher margins in the first quarter of 2011 resulted from several factors, primarily improved productivity in our factories in China; and the addition of the relatively high-margin Cinch product lines.  These factors were partially offset by an unfavorable mix of product sales in the legacy Bel business.

To state these results on a comparable basis, non-GAAP income from operations for the first quarter of 2011 was $4.3 million dollars, including approximately $1.8 million of non-GAAP income from operations attributable to Cinch.  This is compared to non-GAAP income from operations of $1.4 million dollars for the first quarter of 2010, which included approximately $565 thousand dollars attributable to Cinch.  --Severance costs have been excluded from non-GAAP income from operations for the first quarter of 2011, while severance costs, acquisition-related purchase accounting adjustments, and expenses consisting primarily of professional fees associated with the Cinch acquisition have been excluded from the comparable 2010 non-GAAP income from operations.  A reconciliation of GAAP to non-GAAP measures is included in our press release.

Looking forward we expect continuing material cost increases, and particularly for components that have metals and petroleum-based plastics content, and increasing pressure on pricing  associated with relatively short production lead times.

Selling, General and Administrative Expenses

The percentage relationship of selling, general and administrative expenses to net sales declined from 16.4% during the three months ended March 31, 2010 to 14.1% during the three months ended March 31, 2010.  The dollar amount of selling, general and administrative expense for the three months ended March 31, 2011 increased by $0.9 million dollars compared to the same period last year, primarily due to the inclusion of three month’s Cinch expenses in our consolidated results in Q1 2011 versus only two months in Q1 2010, higher general and administrative salaries due to wage increases effective the first of the year, higher legal fees due to patent litigation activity related to the Halo case, and incentive compensation expense recorded in 2011 due to improved results as compared with no incentive compensation in  the first quarter of 2010.   These factors were partially offset by currency transaction gains in Q1 2011, as compared to losses in Q1 2010, and lower acquisition-related costs in Q1 2011 versus the same period of 2010.

Taxes

Bel recorded a provision for income taxes of $1.0 million dollars for the three months ended March 31, 2011, compared to a benefit of $35 thousand dollars for the three months ended March 31, 2010.  The Company’s pre-tax results for the three months ended March 31, 2011 are approximately $4.4 million dollars higher than the same period of 2010.  The Company’s effective tax rate, the income tax benefit or provision as a percentage of loss or earnings before income taxes, was  24% for the three months ended March 31, 2011.  This compares to an effective tax rate of 23%% for the same period of 2010.

The Company’s effective tax rate will fluctuate based on the geographic segment in which the pretax profits are earned.  Of the geographic segments in which Bel operates, the U.S. has the highest tax rates; Europe’s tax rates are generally lower than U.S. tax rates; and the Asia has the lowest tax rates.  Internal Revenue Service audit of our federal tax returns for the years 2004 through 2009 is ongoing. Bel is in the process of providing documents requested by the IRS for this examination.

Balance Sheet
Cash & Equivalents

At the end of March 2011 our cash, cash equivalents, and securities were $94.7 million dollars, which was $9.1 million dollars higher than our December 2010 balance of $85.6 million dollars.  The increase in cash resulted primarily from earnings and favorable operating cash flows, partially offset by the payment of $0.8 million dollars in dividends and $0.6 million dollars of capital expenditures.

Receivables and Payables

Receivables, net of allowances were $44.6 million dollars at March 31, 2011, compared to $53.3 million dollars at December 31, 2010, a decrease of $8.7 million dollars.

Our accounts payable at March 31, 2011 was $17.7 million dollars, a decrease of $3.5 million dollars from December 31, 2010.

Inventories

At the end of March 2011 our inventories were $57 million dollars, up slightly from the December 2010 level.

Other Balance Sheet Comments

Our capital spending for the three months ended March 31, 2011 was approximately $0.6 million dollars, while Depreciation & Amortization was $2.1 million dollars.

Our per-share book value at March 31, 2011 was $19.14 including goodwill and intangibles. Excluding intangibles and goodwill our per-share value was $17.80.

DAN

General Comments related to Pulse:

Five years ago, representatives from Bel and Pulse began discussing a framework for a potential business combination that we believed made strong strategic sense and had the potential to create more value than either company could achieve on its own.  Since 2008, Bel has repeatedly attempted to meet with Pulse's Board to engage in serious discussions regarding a transaction, but each time we were asked to wait.  Until recently, we honored Pulse’s repeated requests to defer discussions; however, due to the rapidly changing dynamics of our industry, we felt we could no longer remain passive.  As a result, we are soliciting proxies to elect two director nominees to the Pulse Board of Directors at Pulse’s 2011 Annual Meeting of Shareholders scheduled for May 18, 2011.  These highly qualified director nominees have no past affiliation with Bel, were selected by an independent third party based on their qualifications, and are solely concerned with pursuing the best interests of Pulse shareholders.

General Comments

I will now open the call up to questions.